EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Trudy M. Sullivan
	Investor Relations	Media Relations
	kbedard@micron.com	tsullivan@micron.com
	(208) 368-4400	(208) 368-4400

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

SECOND QUARTER OF FISCAL 2005

Boise, Idaho, March 29, 2005 – Micron Technology, Inc., (NYSE: MU) today announced results of operations for its second quarter of fiscal 2005, ending March 3, 2005.  For the second quarter, the Company earned operating income of $126 million and net income of $118 million, or $0.17 per diluted share, on net sales of $1,308 million.  These results compare to a net loss of $28 million for the second quarter of fiscal 2004 and net income of $155 million, or $0.23 per diluted share, for the first quarter of fiscal 2005.

Net sales for the second quarter of fiscal 2005 were 32% higher than for the same quarter of fiscal 2004.  Megabit sales volume was approximately 36% higher for the same comparative periods.  For the second quarter of fiscal 2005, typically a seasonally slow semiconductor sales period, net sales were 4% higher than the immediately preceding quarter as a result of an approximate 23% increase in megabits sold offset by approximately 15% lower per megabit average selling prices for semiconductor memory.  The lower average selling prices for the quarter were the primary factor impacting the Company’s gross margin, which came in at 27%.

Megabit memory production in the second quarter of fiscal 2005 was approximately 28% higher than the immediately preceding quarter.  The majority of the production increase was attributable to improvements in manufacturing efficiencies across the Company’s diversified memory portfolio and the ramp of the Manassas, Virginia 300mm wafer fab.  Finished goods inventory value increased $53 million during the second quarter of fiscal 2005 while work in process inventory dollars decreased slightly, reflective of gains in manufacturing efficiency.

At the end of the second quarter of fiscal 2005, the Company had $1.1 billion in cash and short-term investments.  During the second quarter, the Company generated $308 million in cash from operations and invested $361 million in capital expenditures, primarily focused on the 300mm production line.

The Company will host a conference call today at 3:30 p.m. MST to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com.  A Webcast replay will be available on the Company’s web site until March 29, 2006. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 5793466) beginning at 5:30 p.m. MST today and continuing until 5:30 p.m. MDT on April 6, 2005.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its web site at www.micron.com.

# # #

MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	2nd Qtr.	1st Qtr.	2nd Qtr.	Six Months Ended
	Mar. 3,	Dec. 2,	Mar. 4,	Mar. 3,	Mar. 4,
	2005	2004	2004	2005	2004

Net sales	$1,307.9	$1,260.3	$991.0	$2,568.2	$2,098.2
Cost of goods sold	953.9	837.3	742.8	1,791.2	1,564.0
Gross margin	354.0	423.0	248.2	777.0	534.2

Selling, general and administrative	84.9	86.8	81.8	171.7	163.0
Research and development	151.4	148.4	187.9	299.8	374.3
Restructure (1)	0.1	(1.5)	(0.1)	(1.4)	(21.2)
Other operating (income) expense (2)	(8.8)	14.4	(14.3)	5.6	3.5
Operating income (loss)	126.4	174.9	(7.1)	301.3	14.6

Interest expense, net	(5.0)	(4.5)	(4.9)	(9.5)	(10.4)
Other non-operating income (expense)	0.1	(1.3)	1.2	(1.2)	1.6
Income tax provision (3)	(3.6)	(14.2)	(17.5)	(17.8)	(33.0)
Net income (loss)	$117.9	$154.9	$(28.3)	$272.8	$(27.2)

Earnings (loss) per share:
Basic	$0.18	$0.24	$(0.04)	$0.42	$(0.04)
Diluted	0.17	0.23	(0.04)	0.40	(0.04)

Number of shares used in per share calculations:(4)
Basic	647.1	646.0	643.2	646.6	638.4
Diluted	701.3	700.5	643.2	700.8	638.4

	As of
	Mar. 3,	Dec. 2,	Sep. 2,
	2005	2004	2004
Cash and short-term investments	$1,133.6	$1,052.2	$1,231.0
Receivables	938.2	860.8	773.7
Inventories	752.7	705.4	578.1
Total current assets	2,888.6	2,689.6	2,638.7
Property, plant and equipment, net	4,791.7	4,806.3	4,712.7
Restricted cash	27.2	27.7	27.6
Total assets	8,078.9	7,892.6	7,760.0

Accounts payable and accrued expenses	734.0	788.4	796.2
Current portion of long-term debt (5)	283.5	258.7	70.6
Total current liabilities	1,093.1	1,127.2	972.1
Long-term debt (5)	909.2	825.2	1,027.9
Shareholders’ equity	5,909.2	5,779.4	5,614.8

	Six Months Ended
	Mar. 3,	Mar. 4,
	2005	2004
Net cash provided by operating activities	$599.8	$486.3
Net cash used for investing activities	(700.2)	(761.4)
Net cash (used for) provided by financing activities	(26.2)	214.0

Depreciation and amortization	630.9	608.1
Expenditures for property, plant and equipment	(670.6)	(468.5)
Payments on equipment purchase contracts	(143.4)	(200.8)

Noncash equipment acquisitions on contracts payable and capital leases	276.9	118.5

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contained 53 weeks and its first quarter of fiscal 2004 contained 14 weeks.

(1)          In the second quarter of fiscal 2003, the Company initiated a series of cost-reduction initiatives.  In connection therewith, the Company recorded a restructure charge in fiscal 2003 that included the shutdown of the Company’s 200mm production line in Virginia, the discontinuance of certain memory products, including SRAM and TCAM products, and a 10% reduction of the Company’s worldwide workforce.  The credit to restructure in the first six months of fiscal 2004 primarily reflects sales of equipment associated with the Company’s 200mm production line in Virginia.

(2)          Other operating (income) expense for the first quarter of fiscal 2005 includes net losses of $20 million from changes in currency exchange rates and is net of $12 million in receipts from the U.S. Government in connection with anti-dumping tariffs.  Other operating (income) expense for the first six months of fiscal 2004 includes an $8 million benefit from changes in currency exchange rates in the second quarter which offset a portion of the $25 million loss recorded in the first quarter of fiscal 2004. Other operating (income) expense in the first six months of fiscal 2004 includes gains net of losses on write-downs and disposals of semiconductor equipment of $8 million.

(3)          Income taxes for fiscal 2005 and 2004 primarily reflect taxes on the Company’s non-U.S. operations.  U.S. operating results are not expected to reflect an income tax provision, until such time as the Company utilizes a substantial portion of its U.S. net operating loss carryforwards and unused tax credits, as any such provision is substantially offset by a corresponding reduction in the deferred tax valuation allowance.

(4)          On September 24, 2003, the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  The shares issuable pursuant to the stock rights are considered outstanding common shares in the computations of basic and diluted earnings per share.

(5)          On March 25, 2005, the Company entered into a syndicated term loan for 13.5 billion Japanese yen (approximately $127 million).  The loan bears interest at the 6-month Tokyo Interbank Offered Rate (“TIBOR”) plus 1.25% (currently 1.35%) and is payable in semi-annual installments through 2010.